CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement of Rediff.com India Limited, to be filed on or around November 9, 2005 on Form F-3, of our report dated June 29, 2005, relating to the consolidated financial statements and financial statement schedules of Rediff.com India Limited and subsidiaries as of March 31, 2005 and 2004 and for each of the three years in the period ended March 31, 2005, appearing in the Annual Report on Form 20-F of Rediff.com India Limited and subsidiaries for the year ended March 31, 2005.


DELOITTE HASKINS & SELLS

/s/ Deloitte Haskins & Sells
-----------------------------
Mumbai, India
November 8, 2005